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Exhibit 5.7

[Letterhead of Greenberg Traurig LLP]

September 26, 2011

American Medical Response of Massachusetts, Inc.
American Medical Response of Connecticut, Incorporated
American Medical Response Mid-Atlantic, Inc.
Reimbursement Technologies, Inc.
A1 Leasing, Inc.
Randle Eastern Ambulance Service, Inc.
Everrad, LLC
LifeFleet Southeast, Inc.
Medi-Car Ambulance Service, Inc.
Medi-Car Systems, Inc.
Northwood Anesthesia Associates, L.L.C.
Physician Account Management, Inc.
Pucket Ambulance Service, Inc.
Troup County Emergency Medical Services, Inc.
Medic One of Cobb, Inc.
Metro Ambulance Services, Inc.
Providacare, L.L.C.
Clinical Partners Management Company, LLC
Emergency Medicine Education Systems, Inc.
Florida Emergency Partners, Inc.
MedAssociates, LLC
c/o Emergency Medical Services Corporation
6200 South Syracuse Way, Suite 200
Greenwood Village, Colorado 80111

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022

  Re:
  $950,000,000 aggregate principal amount of 8.125% Senior Notes due 2019 of Emergency Medical Services Corporation issued in exchange for $950,000,000 aggregate principal amount of 8.125% Senior Notes due 2019 of Emergency Medical Services Corporation

Ladies and Gentlemen:

        We have acted as special counsel as follows: (i) Massachusetts counsel to American Medical Response of Massachusetts, Inc., a Massachusetts corporation (the "Massachusetts Guarantor"), (ii) Connecticut counsel to American Medical Response of Connecticut, Incorporated, a Connecticut corporation (the "Connecticut Guarantor"), (iii) Pennsylvania counsel to American Medical Response Mid-Atlantic, Inc. and Reimbursement Technologies, Inc., each a

September 26, 2011

Pennsylvania corporation (collectively, the "Pennsylvania Guarantors"), (iv) Georgia counsel to Pucket Ambulance Service, Inc., Troup County Emergency Medical Services, Inc., Medic One of Cobb, Inc. and Metro Ambulance Services, Inc., each a Georgia corporation (collectively, the "Georgia Guarantors"), (v) Florida counsel to A1 Leasing, Inc., Randle Eastern Ambulance Service, Inc., LifeFleet Southeast, Inc., Medi-Car Ambulance Service, Inc., Medi-Car Systems, Inc. and Physician Account Management, Inc., each a Florida corporation (collectively, the "Florida Corporate Guarantors") and Everrad, LLC and Northwood Anesthesia Associates, L.L.C., each a Florida limited liability company (collectively, with the Florida Corporate Guarantors, the "Florida Guarantors"), and (vi) Texas counsel to Providacare, L.L.C., Clinical Partners Management Company, LLC and MedAssociates, LLC, each a Texas limited liability company (collectively, the "Texas LLC Guarantors"), and Emergency Medicine Education Systems, Inc. and Florida Emergency Partners, Inc., each a Texas corporation (collectively, the "Texas Corporate Guarantors" and together with the Texas LLC Guarantors, the "Texas Guarantors"—the Massachusetts Guarantor, the Connecticut Guarantor, the Pennsylvania Guarantors, the Georgia Guarantors, the Florida Guarantors and the Texas Guarantors being herein referred to sometimes collectively as the "Guarantors"), all the foregoing in connection with the registration statement on Form S-4 (the "Registration Statement") being filed by Emergency Medical Services Corporation, a Delaware corporation (the "Issuer"), and certain subsidiaries of the Issuer including the Guarantors, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the exchange by the Issuer of $950,000,000 aggregate principal amount of the Issuer's 8.125% Senior Notes due 2019 (the "Old Notes"), for up to $950,000,000 aggregate principal amount of the Issuer's 8.125% Senior Notes due 2019 (the "New Notes"), which are to be registered under the Securities Act pursuant to the Registration Statement. The New Notes will be guaranteed by the Guarantors and other subsidiary guarantors (the "Guarantee").

        The New Notes and the Guarantee will be issued pursuant to that certain Indenture, dated as of May 25, 2011 (the "Base Indenture"), by and between the Issuer and Wilmington Trust FSB, as trustee (the "Trustee"), as amended by the First Supplemental Indenture dated as of May 25, 2011, by and between the Issuer and the Trustee (the "First Supplemental Indenture"), and the Second Supplemental Indenture dated as of May 25, 2011, by and among the Issuer, the Trustee, the Guarantors and the other subsidiary guarantors named therein (the "Second Supplemental Indenture"—and together with the Base Indenture and the First Supplemental Indenture, being referred to herein as the "Indenture"), as contemplated by the Exchange and Registration Rights Agreement dated as of May 25, 2011 by and among the Issuer, the Guarantors and the other subsidiary guarantors named therein and Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets, LLC, UBS Securities LLC, Citigroup Global Capital Markets Inc. and Natixis Securities North America Inc., as the initial purchasers.

        In connection with (a) the Guarantee and (b) this opinion letter, we have reviewed originals (or copies identified to our satisfaction as true copies of the originals) of the following documents:

September 26, 2011

  (i)
  The Registration Statement;

  (ii)
  The Indenture;

  (iii)
  Certificates issued of recent date by public officials of the Commonwealth of Massachusetts, the State of Connecticut, the Commonwealth of Pennsylvania, the State of Georgia, the State of Florida and the State of Texas as to the legal existence of the Guarantors organized under the laws of the respective states (collectively, the "Public Official Certificates");

  (iv)
  The articles of organization, certificates of incorporation, and articles of incorporation, as applicable, of each of the Guarantors certified as of a recent date by public officials of their respective states of organization (the "Charters");

  (v)
  The bylaws or limited liability company agreements (or equivalent organic instruments), as applicable, of each of the Guarantors certified as of a recent date by an appropriate officer or manager of such Guarantor (together with the Charters, the "Governing Documents");

  (vi)
  The Unanimous Written Consents of the Sole Director or Actions by Written Consent of the Sole Member, as applicable, of each of the Guarantors, dated May 25, 2011, in connection with the authorization and approval by the respective Guarantors, inter alia, of the execution and delivery of the Second Supplemental Indenture and the performance by the respective Guarantors of the Guarantee and all other documents related thereto; and

  (vii)
  Such matters of law as we have considered necessary or appropriate for the expression of the opinions set forth herein.

        The documents listed above as items (i) and (ii) are collectively referred to herein as the "Transaction Documents".

        In addition to the documents listed above, we have also examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Guarantors, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below, it is our opinion that:

        (a)   Each of the Guarantors is validly existing as a corporation or limited liability company, as applicable, under the laws of the state of its organization.

September 26, 2011

        (b)   Each of the Guarantors had the requisite organizational power and authority to execute and deliver the Second Supplemental Indenture and had and has the requisite corporate power and authority to perform its obligations under the Indenture (including under its Guarantee therein).

        (c)   The execution and delivery by each of the Guarantors of the Second Supplemental Indenture, the performance by each such Guarantor of its obligations under the Indenture and the Guarantee has been duly authorized by all requisite corporate or limited liability company action (as applicable) on the part of such Guarantor.

        (d)   The execution and delivery by each of the Guarantors of the Second Supplemental Indenture and the performance by such Guarantor of its obligations under the Indenture (including under its Guarantee therein) does not and will not violate its Governing Documents.

        The opinions set forth in this opinion letter are subject to the following assumptions, qualifications and limitations:

        1.     While certain members of this firm are admitted to practice in other jurisdictions, for purposes of this opinion letter we have not examined any laws other than Massachusetts, Connecticut, Pennsylvania, Georgia, Florida and Texas laws, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such other jurisdictions; accordingly, the foregoing opinions apply only with respect to said laws examined by us. Accordingly, this opinion letter is limited in all respects to the laws of the states specified above, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

        2.     Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Guarantors or the rendering of the opinions set forth above.

        3.     We have assumed with your permission, and without independent investigation: (a) the authenticity of all documents submitted to us as originals, the genuineness of all signatures not witnessed by us, the legal capacity of natural persons and the conformity to authentic original documents of all documents submitted to us as copies; and (b) there has been no material mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution, delivery or performance of the Transaction Documents.

        4.     This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

        5.     Except to the extent expressly set forth herein, we express no opinion as to the validity or enforceability of any document.

September 26, 2011

        6.     As to questions of fact material to our opinion, we have relied upon and assumed the correctness of certificates by public officials and by representatives of the Guarantors and the factual representations and warranties set forth in the Transaction Documents.

        7.     The opinions expressed in this opinion letter are rendered solely in connection with the transactions contemplated herein, and we express no opinion regarding, nor do we assume any obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law, circumstances or events that may occur or become effective at a later date.

        8.     Our opinion herein with respect to the existence and good standing of each of the Guarantors under the laws of its jurisdiction of organization is based solely on the Public Official Certificate relating to such Guarantor.

        9.     We express no opinion or other advice with respect to the compliance as to form, completeness or accuracy of the Registration Statement or the prospectus a part thereof.

        This opinion is furnished to the addressees of this letter in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose. This opinion letter is rendered for the benefit of the addressees of this letter and such other persons as are entitled to rely on it pursuant to the applicable provisions of the Securities Act and may not be relied upon by any other person without our written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of the Notes" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Greenberg Traurig LLP
GREENBERG TRAURIG LLP
GREENBERG TRAURIG, P.A.
By:	/s/ IRA N. ROSNER Ira N. Rosner

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  Exhibit 5.7
[Letterhead of Greenberg Traurig LLP]